QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

GSI TECHNOLOGY, INC. SUBSIDIARIES

GSI Technology Holdings, Inc., a Cayman Islands company

GSI Technology (BVI), Inc., a British Virgin Islands company

QuickLinks

  GSI TECHNOLOGY, INC. SUBSIDIARIES